Exhibit 4.9

Sample Letter of appointment to Non Executive Directors

Mr.____________________

Dear Mr._____________

I wish to inform you that the Nominating & Corporate Governance Committee of the Board has recommended your appointment as a Non Executive Independent Director of the Board of Directors of Wipro Limited (the Company) and the Board at its meeting held on ___________ approved the same.

It is indeed our privilege to have you on our Board and with your expertise in ____________matters; we believe that our Company would be able to achieve greater success in the coming years.

I am writing this letter to you to set out the terms of your appointment. It is agreed that this is a contract for services and is not a contract of employment.

Appointment

Your appointment will be for an initial term of three years commencing on_____ (date), unless otherwise terminated earlier by and at the discretion of either party upon (one month’s) written notice. Continuation of your contract of appointment is contingent on satisfactory performance and you are eligible for election as a director at the forthcoming Annual General Meeting and, if elected, will be subject to retirement by rotation under the Companies Act, 1956 as well as the Memorandum and Articles of Association of the Company.

At any time during your tenure including re-election time under the Company’s Memorandum and Articles of Association or the law, your performance as a director may be reviewed in accordance with processes agreed to by the Board from time to time. A recommendation as regarding re-appointment may be made in notices of meeting or other materials provided to shareholders. You may be required to agree to participate in such reviews.

Time Commitment

Overall, we anticipate a time commitment of (number) of days per year after the induction phase. Currently, that would typically comprise attendance at;

–	4 scheduled board meetings. All the meetings would be held in Bangalore, India. Normally, the Board meeting will take place over two days. Travel time will be in addition to the meeting time mentioned herein.

–	Annual General Meeting

–	Committee meetings which occur at times other than those days set aside for Board meetings.

In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role. The consent of the Chairman is required to be sought before accepting additional commitments that might affect the time you are able to devote to your role as a non-executive director of the Company.

The heavy travel burden associated with attending meetings is recognized and directors are, with the consent of the Chairman, permitted to attend meetings “electronically” when necessary. However, attendance through audio/video conference will not be taken into consideration for the purpose “attendance/ quorum” at a Board meeting as this has not been approved under the Companies Act, 1956.

Technology

By consent to become a director, you consent to the use of video, telephone, electronic mail, any other technology which permits each director to communicate with every other director.

Role

The management and control of the business of the Company is vested with the Board. The Board reserves for their own decision the adoption of the strategic direction of the Company, the appointment of key senior executives, approval of accounts, approval of the business plan and the budget, approval of financial policies, review of operating results, risk management strategy, ensuring the effectiveness of governance practices, succession planning and capital expenditure. The Board has delegated responsibility for the management, through the Chairman and Managing Director, to executive management.

As a non-executive director of the Company, you will be expected to participate as a member of the Board in;

–	constructively challenging and helping to develop proposals on strategy of the Company

–	setting values and standards for the Company and establishing systems for their communication and monitoring

–	monitoring the performance of management in meeting agreed goals and objectives

–	satisfying yourself as to the adequacy and integrity of financial and other reporting to the Board and Shareholders and that there are adequate systems of internal control, and

–	satisfying yourself that systems for identification and management of risks are robust and appropriate

For detailed duties of the Board, you are requested to refer the attached Corporate Governance Guidelines of the Company.

Fees

You will be paid a commission of (amount) on a quarterly basis, which will be subject to an annual review by the Board. In addition, the Company will pay you the following;

–	Rs.___for attendance at a scheduled board meeting. Where a Board meeting occurs outside the schedule, an addition fee may be paid.

–	Rs.___per annum for attendance at a committee meeting (as a Committee Chairman/Member)

The Company will reimburse you for all reasonable and properly documented expenses in connection with your travel for attending the Board meeting.

Outside Interests

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, you are requested to disclose the same to the Chairman and Company Secretary as soon as apparent.

The Board of the Company has determined you to be independent in terms of “Independence” requirements as stipulated by the Indian Stock Exchanges and NYSE.

If your circumstances change in any way which may affect your status as an independent director, you must immediately disclose this to the Board.

You are requested to be aware that under the law, you will generally not be entitled to participate at the decision at a Board meeting, or to vote, on any matter on which you have a material person interest unless the other directors unanimously decide otherwise.

Confidentiality

All information acquired during your appointment is confidential to the Company and you are requested not to release, either during your appointment or following termination (by whatever means) to third parties without prior clearance of the Chairman. In this connection, you are also requested to sign the confidentiality agreement enclosed herewith.

Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently, you are requested to avoid making any statements that might risk a breach of these requirements without prior clearance from the Chairman or Company Secretary.

Director orientation/Induction

Immediately after appointment, the Company will provide a comprehensive and formal induction. This will include the “New Director Tool Kit” as detailed in the Corporate Governance Guidelines of the Company. We will also arrange for site visits and meetings with key senior and middle management personnel of our Company.

Review Process

The performance of individual directors and the whole Board and its Committees is evaluated annually. You agree that you will participate in;

–	Continuous improvement programs from time to time determined by the Board as being appropriate for directors

–	Participate in processes of internal and external review of director, board and committee performance as may be determined to be appropriate by the Board from time to time.

You acknowledge that such process may result in positive or negative recommendations in relation to your candidature for re-appointment to the Board.

If in the interim, there are any matters which cause you concern about your role, you are requested to discuss them with the Chairman as soon as is appropriate.

Insurance

The Company has Directors’ & Officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment. The current indemnity limit is _______(amount); Gist of the policy document is attached for your reference. In this connection, you are also requested to sign the indemnification agreement as per the enclosed annexure.

Notification of personal interests

Under the Indian Companies Act, 1956, Indian Stock Exchange Listing Requirements and NYSE Listing Standards, the Company is required to provide information about the Directors to those stock exchanges. Filings concerning Directors must also be made with various government authorities.

You agree that you will provide to the Company Secretary promptly (and within required timeframes for filing that information) all information about you which may be required for this purpose including (without limitation)

–	details of your name, address, father’s name, date and place of birth, nationality

–	details of companies in which you are acting as a director

–	details of committees of other companies in which you are acting as Chairman or Member

–	details of companies in which your shareholding is more than 2%

–	details of shares of the company held by you and your relatives and transactions in such shares from time to time.

Committees

This letter refers to your appointment as a non-executive director of the Company. In the event that you are also asked to serve on one or more of the Board committees, this will be covered in a separate communication setting out the Committee’s terms of reference, any specific responsibilities and any additional fees that may be payable.

Other corporate documents

You are provided with the following corporate documents which you are requested to go through as soon as possible.

1.	Vision statement of the Company

2.	Composition of the current Board of Directors

3.	Composition of the Committees of the Board

4.	Charters of the Committees

5.	Corporate Governance guidelines

6.	Code of Business Conduct and Ethics

7.	Annual Report for the last three years

8.	Calendar of Board meetings

9.	Earlier agenda of the Board and Committee meetings (last three quarters)

10.	Insider Trading Policy

11.	An executive summary on Directors & Officer insurance

12.	Confidentiality Agreement

13.	Indemnification Agreement

14.	Any other material that may be relevant

Announcement of your appointment

I will seek your clearance to enable us to make an announcement to the Indian Stock Exchanges and NYSE of your appointment to the Board of the company.

We look forward to welcoming you to our Board. Please feel free to contact me on (phone number) or the Company Secretary on (phone number) if you have any queries in relation to the above.

Chairman of the Board

ACKNOWLEDGMENT AND CONSENT

The undersigned has read and understands the foregoing terms of appointment dated ______________ and agrees to abide by the terms contained therein.

Signature:

Printed Name: